Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “COUPONS.COM INCORPORATED”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MAY, A.D. 2011, AT 11:03 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4607217 8100	/s/ Jeffrey W. Bullock
110654639 You may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8797119 DATE: 05-31-11

State of Delaware Secretary of State Division of Corporations Delivered 11:06 AM 05/31/2011 FILED 11:03 AM 05/31/2011 SRV 110654639 - 4607217 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Coupons.com Incorporated

Coupons.com Incorporated, a Delaware corporation, hereby certifies that:

1. The name of the corporation is Coupons.com Incorporated. The corporation was previously named Coupons.com, Inc. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State was October 31, 2008.

2. This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: May 31, 2011

Coupons.com Incorporated

/s/ Steven Boal
Steven Boal, President

EXHIBIT “1”

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Coupons.com Incorporated

ARTICLE I: NAME

The name of the corporation is Coupons.com Incorporated.

ARTICLE II: REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, DE 19901. The name of the registered agent of the corporation at that address is Incorporating Services, Ltd.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law of the State of Delaware.

ARTICLE IV: AUTHORIZED SHARES

Effective upon the filing of this Restated Certificate, each outstanding share of Series A Preferred Stock shall be designated as a share of Series A-l Preferred Stock, each outstanding share of Series B Preferred Stock shall be designated as a share of Series A-2 Preferred Stock, each outstanding share of Series C Preferred Stock shall be designated as a share of Series A-3 Preferred Stock, each outstanding share of Series D Preferred Stock shall be designated as a share of Series A-4 Preferred Stock and each outstanding share of Series E Preferred Stock shall be designated as a share of Series A-5 Preferred Stock.

1. Authorization of Shares. This Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Eighty Three Million, Forty Four Thousand, Seventy Three (183,044,073) shares, consisting of two classes: One Hundred Twenty Million (120,000,000) shares of Common Stock, $0.00001 par value per share, and Sixty Three Million, Forty Four Thousand, Seventy Three (63,044,073) shares of Preferred Stock, $0.00001 par value per share. Of the Sixty Three Million, Forty Four Thousand, Seventy Three (63,044,073) shares of Preferred Stock, par value $0.00001, authorized to be issued by the Corporation, Sixteen Million (16,000,000) shares shall be designated as Series 1 Preferred Stock, Three Million Seven Hundred Sixty Seven Thousand Nine Hundred and Fifty Four (3,767,954) shares shall be designated as Series A-l Preferred Stock, Three Million Eight Thousand One Hundred and Twenty (3,008,120) shares shall be designated as Series A-2 Preferred Stock, Six Million (6,000,000) shares shall be designated as Series A-3 Preferred Stock, Four Million Six Hundred Forty Thousand (4,640,000) shares shall be designated as

Series A-4 Preferred Stock, Ten Million (10,000,000) shares shall be designated as Series A-5 Preferred Stock, Eighteen Million, Four Hundred Four Thousand, Seventy Three (18,404,073) shares shall be designated as Series B Preferred Stock, and One Million, Two Hundred Twenty Three Thousand, Nine Hundred Twenty Six (1,223,926) shares of Preferred Stock shall, as of the effective date of this Restated Certificate, remain undesignated.

2. Designation of Additional Series of Preferred Stock. The Board is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have voting powers, preferences and relative, participating, optional or other rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

ARTICLE V: TERMS OF CLASSES AND SERIES

The rights, preferences, privileges and restrictions granted to and imposed on the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock, the Series A-5 Preferred Stock, the Series B Preferred Stock, the Series 1 Preferred Stock and the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

1.1 “Board” shall mean the Board of Directors of the Corporation.

1.2 “Common Stock” shall mean the Common Stock, $0.00001 par value, of the Corporation.

1.3 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.4 “Corporation” shall mean this corporation.

1.5 “Dividend Rate” shall mean $0.36 per share per annum for the Series A-l Preferred Stock, $0.36 per share per annum for the Series A-2 Preferred Stock, $0.165 per share per annum for the Series A-3 Preferred Stock, $0.25 per share per annum for the Series A-4 Preferred Stock, $0.38 per share per annum for the Series A-5 Preferred Stock, $0.879 per share per annum for the Series B Preferred Stock and $0.04 per share per annum for the Series 1 Preferred Stock, (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock).

1.6 “Original Issue Date” shall mean the date on which the first share of (i) Series A-1 Preferred Stock is issued by the Corporation for the Series A-1 Preferred Stock; (ii) Series A-2 Preferred Stock is issued by the Corporation, for the Series A-2 Preferred Stock; (iii) Series A-3 Preferred Stock is issued by the Corporation, for the Series A-3 Preferred Stock; (iv) Series A-4 Preferred Stock is issued by the Corporation for the Series A-4 Preferred Stock; (v) Series B Preferred Stock is issued by the Corporation for the Series B Preferred Stock; and (vi) Series 1 Preferred Stock is issued by the Corporation for the Series 1 Preferred Stock.

1.7 “Original Issue Price” shall mean $4.525 per share for the Series A-l Preferred Stock, $1.97 per share for the Series A-2 Preferred Stock, $2.06 per share for the Series A-3 Preferred Stock, $3.125 per share for the Series A-4 Preferred Stock, $4.77 per share for the Series A-5 Preferred Stock, $10.9867 per share for the Series B Preferred Stock; $0.50 per share for the Series 1 Preferred Stock. Each Original Issue Price shall be as adjusted for any stock splits or combinations of such series of Preferred Stock, stock dividends on such series of Preferred Stock, recapitalizations of such series of Preferred Stock or the like with respect to such series of Preferred Stock.

1.8 “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares.

1.9 “Preferred Stock” shall mean the Series A-l Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock, the Series A-5 Preferred Stock, the Series B, and the Series 1 Preferred Stock collectively.

1.10 “Series A-l Preferred Stock” shall mean the Series A-l Preferred Stock, $0.00001 par value per share, of the Corporation.

1.11 “Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock, $0.00001 par value per share, of the Corporation.

1.12 “Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, $0.00001 par value per share, of the Corporation.

1.13 “Series A-4 Preferred Stock” shall mean the Series A-4 Preferred Stock, $0.00001 par value per share, of the Corporation.

1.14 “Series A-5 Preferred Stock” shall mean the Series A-5 Preferred Stock, $0.00001 par value per share, of the Corporation.

1.15 “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.00001 par value per share, of the Corporation.

1.16 “Series 1 Preferred Stock” shall mean the Series 1 Preferred Stock, $0.00001 par value per share, of the Corporation.

1.17 “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 Series A-1 Preferred Stock. In each calendar year, the holders of the then outstanding Series A-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for the Series A-l Preferred Stock, or, if greater (as determined on a per annum basis and an as-converted basis for the Series A-l Preferred Stock), an amount equal to that paid on any other outstanding shares of this Corporation, payable when, as and if declared by the Board, prior and in preference to the payment of any dividends on the Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series 1 Preferred Stock, and Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to the Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series 1 Preferred Stock, and Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series A-l Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series A-l Preferred Stock during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Dividends on the Series A-l Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A-l Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series A-l Preferred Stock in the amount of the annual Dividend Rate for the Series A-l Preferred Stock or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part. The holders of the outstanding Series A-l Preferred Stock can waive any dividend preference that such holders shall be entitled to received under this Section 2.1 by the affirmative vote or written consent of the holders of at least a majority of the Series A-l Preferred Stock then outstanding.

2.2 Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock. In each calendar year, the holders of the then outstanding Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, or, if greater (as determined on a per annum basis and an as-converted basis for the Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock, an amount equal to that paid on any other outstanding shares of this Corporation, payable when, as and if declared by the Board, prior and in preference to the payment of any dividends on the Series 1 Preferred Stock and Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to Series 1 Preferred Stock and Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for each such series of Preferred Stock shall have first been paid or declared and set apart for payment to the holders of each such series of Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of such Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on such Preferred Stock in the amount of the respective annual Dividend Rate for such Preferred Stock or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part. The holders of the outstanding Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 2.2 upon the affirmative votes or written consents of the holders, with respect to the dividends payable to Series A-2 Preferred Stock, of at least a majority of the Series A-2 Preferred Stock then outstanding, with respect to the dividends payable to the Series A-3 Preferred Stock, of at least a majority of the Series A-3 Preferred Stock then outstanding, with respect to the dividends payable to the Series A-4 Preferred Stock, of at least a majority of the Series A-4 Preferred Stock then outstanding, with respect to the dividends payable to the Series A-5 Preferred Stock, of at least a majority of the Series A-5 Preferred Stock then outstanding, and, with respect to the dividends payable to the Series B Preferred Stock, of at least a majority of the Series B Preferred Stock then outstanding.

2.3 Series 1 Preferred Stock. In each calendar year, the holders of the then outstanding Series 1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for Series 1 Preferred Stock, or, if greater (as determined on a per annum basis and an as-converted basis for the Series 1 Preferred Stock), an amount equal to that paid on any other outstanding shares of this Corporation, payable quarterly when, as and if declared by the Board, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series 1 Preferred Stock shall have first been paid or declared and set apart for payment to the holders of such Series 1 Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Dividends on the Series 1 Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of Series 1 Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on such Series 1 Preferred Stock in the amount of the annual Dividend Rate for Series 1 Preferred Stock or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part. The holders of the outstanding Series 1

Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 2.3 by the affirmative vote or written consent of the holders of at least a majority of the Series 1 Preferred Stock then outstanding.

2.4 Common Stock. In each calendar year, the holders of the then outstanding Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends. Dividends on the Common Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of Common Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on such Common Stock in any amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.5 Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

2.6 Consent to Certain Distributions. To the extent applicable to the Corporation, and as authorized by Section 402.5(c) of the California Corporations Code, if Section 502 or Section 503 of the California Corporations Code is applicable to a payment made by the Corporation, then such applicable section or sections shall not apply if such payment is a payment made by the Corporation in connection with (i) a Permitted Repurchase, or (ii) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of a majority of the Preferred Stock then outstanding, voting as a single class on an as-converted to common stock basis.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner.

3.1 Series A-l Preferred Stock. The holders of the Series A-l Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any, payment or distribution) of any Available Funds and Assets on any shares of Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series 1 Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price of the Series A-l Preferred Stock plus all declared but unpaid dividends on the Series A-l Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A-l Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series A-l Preferred Stock pro rata, according to the number of outstanding shares of Series A-l Preferred Stock held by each holder thereof.

3.2 Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock. Subject to the payment in full of the liquidation preference amounts payable to the holders of Series A-l

Preferred Stock pursuant to Section 3.1, the holders of the Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series 1 Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price for each such series of Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock pro rata in proportion to the amount of such stock owned by each such holder, calculated on an as-converted to Common Stock basis.

3.3 Series 1 Preferred Stock. Subject to the payment in full of the liquidation preference amounts payable to the holders of the other series of Preferred Stock pursuant to Sections 3.1 and 3.2, the holders of the Series 1 Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets (and prior and in preference to any payment or distribution setting apart of any payment or distribution of any Available Funds and Assets on Shares of Common Stock), an amount per share equal to the Original Issue Price of the Series 1 Preferred Stock plus all declared and unpaid dividends thereon, to and including the date full payment of such amount shall be tendered to the holders of the Series 1 Preferred Stock with respect to such liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets to be distributed to the holders of the Series 1 Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series 1 Preferred Stock pro rata according to the number of outstanding shares of Series 1 Preferred Stock held by each holder thereof.

3.5 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

3.6 Deemed Liquidation Events. Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3: (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation and excluding any equity financing of the Corporation for the purpose of capital raising); or (b) a sale of all or substantially all of the assets of the Corporation; provided, however, that in the event the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or its parent corporation, then such acquisition or sale shall not be deemed a liquidation, dissolution or winding up.

3.7 Written Notice. The Corporation shall give each holder of record of Preferred Stock written notice of such impending liquidation, dissolution or winding up transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock and Series 1 Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock and Series 1 Preferred Stock, voting together as a single class.

3.8 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series B Preferred Stock, voting together as a single class.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as mutually determined in good faith by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3.9 Noncompliance. In the event the requirements of subsections 3.6 and 3.7 are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of subsections 3.6 and 3.7 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3.6 hereof.

4. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

4.1 Optional Conversion.

(a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this subsection 4.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended, (which underwritten offering does not cause an automatic conversion pursuant to subsection 4.2 to take place) the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

4.2 Automatic Conversion.

(a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) exceeds Fifteen Million Dollars ($15,000,000)(the “Initial Offering”): or (ii) upon the Corporation’s receipt of the written consent of the holders of not less than majority of the then outstanding shares of Preferred Stock to the conversion of all then outstanding Preferred Stock under this Section 4; provided, that, subsection 4.2(a)(ii) shall only apply to the Series B Preferred Stock upon the Corporation’s receipt of the written consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock to the conversion of all then outstanding Series B Preferred Stock, and without such receipt, the Series B Preferred Stock may not be converted pursuant to subsection 4.2(a)(ii).

(b) Upon the occurrence of any event specified in subparagraph 4.2(a) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

4.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 4.1 or subsection 4.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). As of the effective date of this Certificate of Incorporation, the initial Conversion Price for each such series of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of each series of the Preferred Stock shall be subject to adjustment from time to time after the Original Issue Date for such series of Preferred Stock as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

4.4 Adjustment Upon Common Stock Event.

(a) Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock.

(b) The product so obtained pursuant to clause (a) or (b) of this Section 4.4 shall thereafter be the Conversion Price for such series of Preferred Stock, until again adjusted.

The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Original Issue Date (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

4.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

4.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 4), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

4.7 Reorganizations. Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another corporation (other than an event which is governed under subsection 3.5), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 4.7 shall similarly apply to successive reorganizations, mergers and consolidations.

4.8 Sale of Shares Below Series B Conversion Price.

(a) Adjustment Formula. If at any time or from time to time after the Original Issue Date for the shares of Series B Preferred Stock the Corporation issues or sells, or is deemed by the provisions of this subsection 4.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 4.4, a dividend or distribution as provided in subsection 4.5 or a recapitalization, reclassification or other change as provided in subsection 4.6, or a reorganization, merger or consolidation as provided in subsections 4.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for the Series B Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying the Series B Preferred Stock Conversion Price by a fraction:

(i) The numerator of which shall be the sum of (a) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (b) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for the Series B Preferred Stock in effect immediately prior to such issue or sale; and

(ii) The denominator of which shall be the sum of (a) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (b) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b) Certain Definitions. For the purpose of making any adjustment required under this subsection 4.8:

(i) The “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 4.8(c), whether or not subsequently reacquired or retired by the Corporation, other than:

(A) securities issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Corporation (or any subsidiary) pursuant to the Corporation’s stock plans;

(B) securities issued pursuant to the conversion or exercise of any Convertible Securities, Rights or Options outstanding as of this date hereof;

(C) securities offered pursuant to the Initial Offering;

(D) securities issued or issuable pursuant to the bona fide acquisition of another corporation or other business entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement;

(E) securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction;

(F) securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships;

(G) securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation; and

(H) any shares of Common Stock or Preferred Stock (or options, or warrants or rights to acquire same), issued or issuable hereafter that are (i) approved by the Board, and (ii) approved by the vote of the holders of a majority of the Series B Preferred Stock, voting as a separate class, as being excluded from the definition of “Additional Shares of Common Stock” hereunder.

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (a) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (b) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (c) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional

Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (a) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (b) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (c) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 4.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 4.8, for the issue of such Additional Shares of Common Stock; and

(vi) “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 4.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, then the Deemed Issuance will occur when it can be ascertained;

(ii) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iv) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

4.9 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer or Treasurer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the applicable Conversion Price for each such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

4.10 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

4.11 Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; provided, however, that such notice period may be shortened upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to common stock basis.

4.12 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.13 Notices. Any notice required by the provisions of these Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

5.	Voting Rights.

5.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

5.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 4 above at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

5.3 General. Subject to the other provisions of this Certificate of Incorporation, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.4 Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

6.	Preferred Stock Protective Provisions.

(a) So long as any shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together on an as-converted to common stock basis:

(i) alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares;

(ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over any series of Preferred Stock with respect to voting, dividends or upon liquidation;

(iii) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock; or

(iv) amend this Certificate of Incorporation or the Corporation’s bylaws in a manner that adversely affect the rights or preferences of the Preferred Stock.

(b) In addition, so long as at least 9,202,037 shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of a majority of the shares of Series B Preferred Stock outstanding, voting as a separate class:

(i) amend this Certificate of Incorporation or the Corporation’s bylaws in a manner that adversely affects the rights or preferences of the Series B Preferred Stock

(ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over the Series B Preferred Stock with respect to voting, dividends or upon liquidation;

(iii) increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred Stock; or

(iv) approve any liquidation, dissolution or winding up of the Corporation.

7.	Miscellaneous

7.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI: AMENDMENT OF BYLAWS

The Board of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VII: DIRECTOR LIABILITY

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.